EXECUTION COPY

MASTER AGREEMENT

by and among

PATRIOT SCIENTIFIC CORPORATION

and

TECHNOLOGY PROPERTIES LIMITED INC.

and

CHARLES H. MOORE

Dated as of June 7, 2005

***	Indicates material omitted pursuant to an application for confidential treatment and that material has been filed separately with the Commission.

TABLE OF CONTENTS

Page
ARTICLE I	DEFINITIONS	3
1.1	Definitions	3
1.2	Index of Other Defined Terms	5

ARTICLE II	THE TRANSACTIONS	5
2.1	Execution of Ancillary Agreements	5
2.2	Formation of Delaware Limited Liability Companies	6
2.3	Patriot License to Intel	6
2.4	Stipulated Final Judgment	6
2.5	Delivery of Intel Proceeds	6
2.6	Closing	6
2.7	Actions at Closing	6

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PATRIOT	7
3.1	Corporate Existence and Power	7
3.2	Authorization	7
3.3	Governmental Authorization	7
3.4	Non-Contravention	7
3.5	Absence of Certain Changes or Events.	8
3.6	Intellectual Property.	8
3.7	Litigation	8
3.8	Advisory Fees	9
3.9	Bulk Sales	9

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF TPL	9
4.1	Organization and Existence	9
4.2	Corporate Authorization	9
4.3	Governmental Authorization	9
4.4	Non-Contravention	9
4.5	Absence of Certain Changes or Events.	10
4.6	Intellectual Property.	10
4.7	Litigation	10
4.8	Advisory Fees	11
4.9	Bulk Sales	11

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF MOORE	11
5.1	Authorization	11
5.2	Governmental Authorization	11
5.3	Non-Contravention	11
5.4	Absence of Certain Changes or Events.	11
5.5	Intellectual Property.	11
5.6	Litigation	12
5.7	Advisory Fees	12

i

ARTICLE VI	COVENANTS OF PATRIOT	12
6.1	Court Approval of Stipulated Final Judgment	12
6.2	Retention of Rights; No Action With Respect to the MSD Patents	12

ARTICLE VII	COVENANTS OF ALL PARTIES	13
7.1	Protection and Maintenance of the MSD Patents	13
7.2	Commercialization Program.	13
7.3	Further Assurances	13
7.4	Certain Filings	14
7.5	Notification	14
7.6	Public Announcements	14
7.7	No Interference	14
7.8	No Transfer	15
7.9	Litigation Cooperation	15

ARTICLE VIII	CONDITIONS TO CLOSING	15
8.1	Conditions to Obligations of Each Party	15
8.2	Conditions to Obligations of TPL	16
8.3	Conditions to Obligations of Patriot	16

ARTICLE IX	INDEMNIFICATION	17
9.1	Patriot Agreement to Indemnify	17
9.2	TPL Agreement to Indemnify	17
9.3	Moore Agreement to Indemnify	18
9.4	Survival of Representations, Warranties and Covenants	18
9.5	Claims for Indemnification	18
9.6	Defense of Claims	18

ARTICLE X	TERMINATION	19
10.1	Grounds for Termination	19
10.2	Effect of Termination.	21

ARTICLE XI	MISCELLANEOUS	21
11.1	Notices	23
11.2	Amendments; No Waivers.	23
11.3	Expenses	23
11.4	Successors and Assigns	23
11.5	Governing Law	23
11.6	Counterparts; Effectiveness	23
11.7	Entire Agreement	23
11.8	Captions	24
11.9	Severability	24
11.10	Construction	24
11.11	Cumulative Remedies	24
11.12	Specific Performance	24
11.13	Third-Party Beneficiaries	24
11.14	No Liability of Intel	24
11.15	No Punitive, Exemplary, or Consequential Damages	25

ii

EXHIBITS

EXHIBIT A Stipulated Final Judgment
EXHIBIT B Operating Agreement (Exhibit 10.42)
EXHIBIT C Newco License
EXHIBIT D Commercialization Agreement (Exhibit 10.41) ***
EXHIBIT E Escrow Agreement ***
EXHIBIT F-1 Consent and Release Agreement
EXHIBIT F-2 Consent and Release Agreement
EXHIBIT G Form of Merger Agreement
EXHIBIT H Patriot License to Intel ***
EXHIBIT I Form of Warrant
EXHIBIT J Form of Registration Rights Agreement

iii

AGREEMENT

This AGREEMENT (this “Agreement“), dated as of June 7, 2005, is by and among PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation having its principal offices located at 10989 Via Frontera, San Diego, CA 92127 (“Patriot”), TECHNOLOGY PROPERTIES LIMITED INC., a California corporation having its principal offices located at 21730 Stevens Creek Blvd., Suite 201, Cupertino, CA 95014 (“TPL”), and Charles H. Moore, an individual whose principal residence is in Sierra County, California (“Moore”).

R E C I T A L S

WHEREAS, Patriot is engaged in the business of developing, marketing, and selling microprocessors and microprocessor technology, as well as other complementary products;

WHEREAS, TPL is engaged in the business of developing, managing, and commercializing intellectual property assets and proprietary product technology;

WHEREAS, Patriot, TPL and Moore are involved in the Inventorship Litigation (as defined below) with respect to the ownership of rights and interests in certain microprocessor science and design patents identified on Schedule 1 attached hereto (the “MSD Patents”);

WHEREAS, Patriot has initiated the Infringement Litigation (as defined below), which has been stayed pending the outcome of the Inventorship Litigation;

WHEREAS, the Patriot security holders identified on Schedule 2 attached hereto (the “Patriot Rights Holders”) have certain rights with respect to the transactions contemplated by this Agreement;

WHEREAS, to resolve the Inventorship Litigation and disagreements among the parties, provide funds to Patriot to finance its operations, and provide for the effective commercialization of the MSD Patents, the parties have agreed that:

A. Patriot, TPL and Moore will enter into this Agreement; Patriot and TPL will enter into the Operating Agreement attached hereto as Exhibit B (the “Operating Agreement”); Patriot, TPL, and P-Newco will enter into the Commercialization Agreement attached hereto as Exhibit D (the “Commercialization Agreement”); Patriot and TPL will enter into the Warrant substantially in the form attached hereto as Exhibit I (the “Warrant”), as well as the Registration Rights Agreement substantially in the form attached hereto as Exhibit J (the “Registration Rights Agreement”) ; and Patriot and TPL will open an escrow account (the “Escrow Account”) and enter into an escrow agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”) to facilitate the transactions contemplated by this Agreement;

B. Patriot has entered into a license in respect of the MSD Patents with Intel Corporation (“Intel“), attached hereto as Exhibit H (the “Patriot License to Intel”);

C. As soon as possible after the date hereof, Patriot, TPL and Moore will settle all litigation among them pursuant to the Stipulated Final Judgment substantially in the form attached hereto as Exhibit A (the “Stipulated Final Judgment”), and will take any and all action necessary to cause the trade secrets litigation currently pending between Patriot and TPL in Santa Clara Superior Court (the “Trade Secrets Litigation”) to be dismissed without prejudice, and the Infringement Litigation involving Intel and Patriot shall be dismissed with prejudice;

D. As soon as possible after the date hereof, TPL will request that Intel deliver all of the unpaid Milestone Payments (as defined in the Intel Patent License Agreement) pursuant to Section 3.2 of the Intel Patent License Agreement to the account set forth on Exhibit A to the Escrow Agreement, and the rights of Patriot and TPL with regard to the Milestone Payments shall thereafter be as set forth in the Escrow Agreement;

E. Patriot will form a wholly owned subsidiary (“P-Newco”), and Patriot and P-Newco will enter into a license with respect to certain of Patriot’s rights in the MSD Patents, substantially in the form attached hereto as Exhibit C;

F. TPL will form a wholly owned subsidiary (“T-Newco”), and TPL and T-Newco will enter into a license with respect to certain of TPL’s rights in the MSD Patents, substantially in the form attached hereto as Exhibit C (collectively with the license entered into between Patriot and P-Newco identified in Recital E above, the “Newco Licenses” );

G. Patriot, TPL, T-Newco and P-Newco will enter into an agreement and plan of merger substantially in the form attached hereto as Exhibit G (the “Merger Agreement”) pursuant to which T-Newco will merge with and into P-Newco, with P-Newco continuing as the surviving entity;

H. Upon the earlier of (a) the mutual agreement of Patriot, TPL, and P-Newco, or (b) three months from the date hereof, P-Newco will grant to TPL its rights in the MSD Patents (the “Grant”) in furtherance of the commercialization program contemplated by the Commercialization Agreement, in the form attached as Exhibit 1 to the Commercialization Agreement;

I. TPL will cause the Patriot Cash Consideration (as defined below) to be paid to Patriot at Closing from the funds in the Escrow Account pursuant to the terms of the Escrow Agreement;

J. TPL will cause One Million Dollars ($1,000,000) of TPL’s funds in the Escrow Account, and Patriot will cause at least One Million Dollars ($1,000,000) of Patriot’s funds in the Escrow Account, to be paid in cash at Closing, to the Patriot Rights Holders in exchange for the Patriot Rights Holders entering into a consent and release agreement substantially in one of the alternate forms attached as Exhibits F-1 or F-2 hereto (the “Consent and Release Agreement”);

K. TPL will cause Two Million Dollars ($2,000,000) of TPL’s funds in the Escrow Account to be contributed in cash at Closing to P-Newco as TPL’s first installment of the Working Capital Contribution;

L. Patriot will cause Two Million Dollars ($2,000,000) of Patriot’s funds in the Escrow Account to be contributed in cash at Closing to P-Newco as Patriot’s first installment of the Working Capital Contribution; and

M. P-Newco will allocate the proceeds generated from the commercialization program to Patriot and TPL pursuant to the terms of the Commercialization Agreement and the Operating Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises, and their respective representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

ARTICLE I
DEFINITIONS

1.1 Definitions

. The following terms, as used herein, have the following meanings:

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, common law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit or other requirement of any Governmental Authority.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Diego, California are authorized or required by law to close.

“Damages” means all demands, claims, actions or causes of action, assessments, losses (including reasonably foreseeable lost profits), damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (net of insurance proceeds and proceeds from related third party indemnification, contribution or similar claims actually received), including (a) interest at a rate equal to 200 basis points above the prime rate, as in effect from time to time, of Citibank, N.A., on cash disbursements in respect of any of the foregoing, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof, (b) reasonable costs, fees and expenses of such Person’s Representatives and (c) any reasonable costs, fees and expenses incurred in connection with investigating, defending against, or settling any such claims.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Gross Cash Proceeds” means all cash proceeds received pursuant to licenses, judgments, settlements and other payments with respect to the right to make, use, sell and offer to sell products subject to the MSD Patents.

“Indemnifying Party” means: (a) with respect to any TPL Indemnitee asserting a claim under Section 9.1, Patriot; (b) with respect to any Patriot Indemnitee asserting a claim under Section 9.2, TPL; and (c) with respect to any Patriot/TPL Indemnitee asserting a claim under Section 9.3, Moore.

“Indemnitee” means: (a) the TPL Indemnitees with respect to any claim for which Patriot is an Indemnifying Party under Section 9.1; (b) the Patriot Indemnitees with respect to claims for which TPL is an Indemnifying Party under Section 9.2; and (c) the Patriot/TPL Indemnitees with respect to any claim for which Moore is an Indemnifying Party under Section 9.3.

“Infringement Litigation” means the lawsuits filed by Patriot against five electronics companies alleging infringement of certain U.S. Patents and assigned the following case numbers: (a) Southern District of New York, 03CV10142; (b) Northern District of California, C035787; (c) Southern District of New York, 03CV10180; (d) Eastern District of New York, CV036432; and (e) District of New Jersey, 03CV06210, including the related claims of Intel against Patriot.

“Intel Patent License Agreement” means that certain license agreement by and among TPL Micro Ltd., TPL, Moore and Intel, dated June 28, 2004, as may be amended from time to time.

“Inventorship Litigation” means the lawsuit filed by Patriot on February 13, 2004 in the United States District Court, Northern District of California against TPL, Daniel E. Leckrone and Charles H. Moore, alleging claims for declaratory judgment for determination and correction of inventorship and assigned case number C040618JF(HRL).

“knowledge” means the actual knowledge of a Person and its Representatives, after a reasonable investigation of the surrounding circumstances.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.

“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

“Material Adverse Effect” means any circumstance, development, event, condition, effect or change that, individually or when taken together with all other circumstances, developments, events, conditions, effects and changes that have occurred, had or has or, with the passage of time, would be reasonably likely to have, a material adverse effect on, or a material adverse change in, (a) the MSD Patents, (b) the anticipated benefits of the transactions contemplated by this Agreement or (c) the ability of the parties hereto to consummate the transactions contemplated hereby.

“Net Cash Proceeds” has the meaning set forth in Section 6.1(a)(v) of the Operating Agreement.

“Patriot Cash Consideration” means Ten Million Dollars ($10,000,000) minus Two Million Dollars ($2,000,000) (which amount constitutes Patriot’s first installment of the Working Capital Contribution pursuant to Section 5.3(a) of the Operating Agreement) minus Patriot’s share of the Consent and Release Consideration, which represents an allocation and sharing of proceeds to be received from Intel pursuant to Section 3.2(c) of the Intel Patent License Agreement.

“Patriot Common Stock” means the common stock, par value $0.00001 per share, of Patriot.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, estate or other entity or organization, including a Governmental Authority.

“Representatives” means the officers, directors, employees, attorneys, accountants, advisors, representatives and agents of a Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Working Capital Contribution” shall have the meaning given to it in the Operating Agreement.

1.2 Index of Other Defined Terms.  In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

Defined Term Section	Page
”Agreement” Preamble,	3	”Patriot Indemnitees” 9.2,	20
”Closing Date” 2.6,	9	”Patriot License to Intel” Recitals,	4
”Closing” 2.6,	8	”Patriot Rights Holders” Recitals,	3
”Commercialization Agreement” Recitals,	3	”Patriot/TPL Indemnitees” 9.3,	20
”Consent and Release Agreement” Recitals	4	”Patriot” Preamble,	3
”Consent and Release Consideration” 2.7(f)	9	”P-Newco” Recitals,	4
”Escrow Account” Recitals,	3	”Proceedings” 3.7,	11
”Escrow Agreement” Recitals,	3	”Registration Rights Agreement” Recitals,	3
”Grant” Recitals,	4	”Stipulated Final Judgment” Recitals,	4
”Intel Parties” 11.13,	27	”Termination Date” 10.1,	22
”Intel” Recitals,	4	”T-Newco” Recitals,	4
”Merger Agreement” Recitals,	4	”TPL Indemnitees” 9.1,	19
”Moore” Preamble,	3	”TPL” Preamble,	3
”MSD Patents” Recitals,	3	”Trade Secrets Litigation” Recitals,	4
”Newco Licenses” Recitals,	4	”Warrant” Recitals,	3
”Operating Agreement” Recitals,	3

ARTICLE II
THE TRANSACTIONS

2.1 Execution of Ancillary Agreements. As soon as possible after the date hereof, and in any event not later than the Closing Date, Patriot, TPL, Moore and P-Newco shall enter into the following agreements, as the case may be:

(a) Patriot and TPL shall enter into the Operating Agreement;

(b) Patriot, TPL and P-Newco shall enter into the Commercialization Agreement;

(c) Patriot and TPL shall enter into the Warrant and the Registration Rights Agreement;

(d) Patriot, TPL and Premier Trust, Inc. as the Escrow Agent shall enter into the Escrow Agreement to facilitate the transactions contemplated hereby.

2.2 Formation of Delaware Limited Liability Companies. As soon as possible, and to effect the transactions contemplated hereby:

(a) Patriot will form P-Newco, a wholly owned Delaware limited liability company, and

(b) TPL will form T-Newco, a wholly owned Delaware limited liability company.

2.3 Patriot License to Intel. Patriot has entered into the Patriot License to Intel.

2.4 Stipulated Final Judgment. As soon as possible after the date hereof, Patriot, TPL and Moore shall enter into the Stipulated Final Judgment and file it promptly thereafter with the court.

2.5 Delivery of Intel Proceeds. As soon as possible after the date hereof, TPL shall request that Intel deliver all of the unpaid Milestone Payments (as defined in the Intel Patent License Agreement) pursuant to Section 3.2 of the Intel Patent License Agreement to the account set forth on Exhibit A to the Escrow Agreement, and the rights of Patriot and TPL with regard to the Milestone Payments shall thereafter be as set forth in the Escrow Agreement.

2.6 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, on June 14, 2005 or, if the conditions to Closing set forth in Article VIII (other than conditions that by their terms can only be satisfied on the Closing Date) have not been satisfied or waived by such date, then on the second Business Day after the last of the conditions to Closing set forth in Article VIII (other than conditions that by their terms can only be satisfied on the Closing Date) have been satisfied or waived by the party entitled to waive the same or on any such other date as to which TPL and Patriot may mutually agree in writing (the “Closing Date”).

2.7 Actions at Closing. At Closing:

(a) Each of Patriot and TPL shall deliver to the other party executed copies of this Agreement, the Escrow Agreement, the Operating Agreement, the Commercialization Agreement, the Newco Licenses, the Merger Agreement, and the Grant attached as Exhibit 1 to the Commercialization Agreement;

(b) The Certificate of Merger shall be filed with the Secretary of State of the State of Delaware;

(c) The officer’s certificates contemplated by Sections 8.2(a)(iii) and 8.3(a)(iii) shall be delivered by Patriot and TPL, respectively;

(d) Patriot shall deliver to TPL the Consent and Release Agreements executed by all of the Patriot Rights Holders;

(e) TPL will cause One Million Dollars ($1,000,000) of TPL’s funds in the Escrow Account, and Patriot will cause at least One Million Dollars ($1,000,000) of Patriot’s funds in the Escrow Account, to be paid in cash at Closing to the Patriot Rights Holders set forth on Schedule 2 pursuant to the terms of the Escrow Agreement (the “Consent and Release Consideration”);

(f) TPL will cause Two Million Dollars ($2,000,000) of TPL’s funds in the Escrow Account to be contributed in cash at Closing to P-Newco as TPL’s first installment of the Working Capital Contribution;

(g) Patriot will cause Two Million Dollars ($2,000,000) of Patriot’s funds in the Escrow Account to be contributed in cash at Closing to P-Newco as Patriot’s first installment of the Working Capital Contribution; and

(h) TPL shall cause all Net Cash Proceeds generated pursuant to Section 7.2(b), if any, to be paid to P-Newco.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PATRIOT

As an inducement to TPL to enter into this Agreement and to consummate the transactions contemplated herein, Patriot hereby represents and warrants to TPL that:

3.1 Corporate Existence and Power. Patriot is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power to enter into this Agreement and consummate the transactions contemplated hereby.

3.2 Authorization. The execution, delivery and performance by Patriot of this Agreement and the consummation by Patriot of the transactions contemplated hereby are within the corporate powers of Patriot and have been duly authorized by all necessary corporate action on the part of Patriot. This Agreement has been duly and validly executed by Patriot and constitutes the legal, valid and binding agreement of Patriot, enforceable against Patriot in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.

3.3 Governmental Authorization. The execution, delivery and performance by Patriot of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement.

3.4 Non-Contravention. The execution, delivery and performance by Patriot of this Agreement does not (a) contravene or conflict with the certificate of incorporation or bylaws of Patriot, a true and correct copy of each of which has been delivered to TPL; (b) contravene or constitute a default or breach under any material agreement to which Patriot is a party; (c) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Patriot; or (d) result in the creation or imposition of any Lien on the MSD Patents.

3.5 Absence of Certain Changes or Events.

(a) Except as set forth on Schedule 3.5(a), as of the date hereof there has not been any change, circumstance, event or proceedings against Patriot that could reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 3.5(b), and except as otherwise contemplated by or disclosed in this Agreement, Patriot has not entered into any contract or agreement in respect of the MSD Patents.

3.6 Intellectual Property.

(a) Except as set forth on Schedule 3.6(a), Patriot owns exclusively all right, title and interest in and to the MSD Patents, free and clear of any and all Liens, encumbrances or other adverse ownership claims, and Patriot has not received any notice or claim challenging Patriot’s ownership of the MSD Patents or suggesting that any Person, other than TPL and Moore, has any claim of legal or beneficial ownership with respect thereto, nor, to Patriot’s knowledge, is there a reasonable basis for any claim that Patriot does not have such good and valid title to the MSD Patents.

(b) To the knowledge of Patriot, the MSD Patents are valid, enforceable and subsisting. Except as disclosed in Schedule 3.6(b), Patriot has not received any notice or claim challenging or questioning the validity or enforceability of the MSD Patents or indicating an intention on the part of any Person to bring a claim that the MSD Patents are invalid or unenforceable or have been misused, and to Patriot’s knowledge no reasonable basis exists for any such claim.

(c) To the knowledge of Patriot (i) Patriot has not taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, the MSD Patents) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of the MSD Patents and (ii) subsequent to the acquisition of its interest therein, Patriot has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to the MSD Patents.

(d) To the knowledge of Patriot, none of the activities or operations of Patriot with respect to the MSD Patents infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of any rights, interests, or property of any third party. Patriot has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor, to Patriot’s knowledge, is there any reasonable basis therefor. The MSD Patents are not subject to any outstanding order, judgment, decree or stipulation restricting the use, sale, transfer, assignment or licensing thereof by Patriot to any Person.

3.7 Litigation. Except as disclosed in Schedule 3.7 (i) there are no actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, “Proceedings”) pending or, to the knowledge of Patriot, threatened, against or by Patriot or the MSD Patents or which seek to enjoin or rescind the transactions contemplated by this Agreement, nor, to the knowledge of Patriot, is there any valid basis for any such Proceedings; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority naming Patriot as an affected party or otherwise affecting the MSD Patents or the performance by Patriot of the transactions contemplated by this Agreement, nor, to the knowledge of Patriot, is there any valid basis for any such order, judgment or decree.

3.8 Advisory Fees. Except as set forth in Schedule 3.8, there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Patriot who is entitled to any fee, commission or reimbursement of expenses from Patriot, TPL or any of their respective Representatives upon consummation of the transactions contemplated by this Agreement or otherwise.

3.9 Bulk Sales. There are no bulk sales statutes or laws applicable to Patriot or the MSD Patents in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TPL

As an inducement to Patriot to enter into this Agreement and to consummate the transactions contemplated herein, TPL hereby represents and warrants to Patriot that:

4.1 Organization and Existence. TPL is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate power to enter into this Agreement and consummate the transactions contemplated hereby.

4.2 Corporate Authorization. The execution, delivery and performance by TPL of this Agreement and the consummation by TPL of the transactions contemplated hereby are within the corporate powers of TPL and have been duly authorized by all necessary corporate action on the part of TPL. This Agreement has been duly and validly executed by TPL and constitutes the legal, valid and binding agreement of TPL, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.

4.3 Governmental Authorization. The execution, delivery and performance by TPL of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement.

4.4 Non-Contravention. The execution, delivery and performance by TPL of this Agreement does not (a) contravene or conflict with the certificate of incorporation or bylaws of TPL, a true and correct copy of each of which has been delivered to Patriot; (b) contravene or constitute a default or breach under any material agreement to which TPL is a party; (c) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to TPL; or (d) result in the creation or imposition of any Lien on the MSD Patents.

4.5 Absence of Certain Changes or Events.

(a) Except as set forth on Schedule 4.5(a), as of the date hereof there has not been any change, circumstance, event or proceedings against TPL that could reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 4.5(b), and except as otherwise contemplated by or disclosed in this Agreement, TPL has not entered into any contract or agreement in respect of the MSD Patents.

4.6 Intellectual Property.

(a) TPL has a valid and subsisting license to the MSD Patents from Moore. Except as disclosed on Schedule 4.6(a), TPL has not received any notice or claim challenging TPL’s rights with respect to the MSD Patents or suggesting that any Person, other than Patriot and Moore, has any claim of legal or beneficial ownership with respect thereto, nor, to TPL’s knowledge, is there a reasonable basis for any such claim.

(b) To the knowledge of TPL, the MSD Patents are valid, enforceable and subsisting. Except as disclosed on Schedule 4.6(b), TPL has not received any notice or claim challenging or questioning the validity or enforceability of the MSD Patents or indicating an intention on the part of any Person to bring a claim that the MSD Patents are invalid or unenforceable or have been misused, and to TPL’s knowledge no reasonable basis exists for any such claim.

(c) To the knowledge of TPL, TPL has not taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, the MSD Patents) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of the MSD Patents.

(d) To the knowledge of TPL, none of the activities or operations of TPL with respect to the MSD Patents infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of any rights, interests, or property of any third party. TPL has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor, to TPL’s knowledge, is there any reasonable basis therefor. To the knowledge of TPL, the MSD Patents are not subject to any outstanding order, judgment, decree or stipulation restricting the use, sale, transfer, assignment or licensing thereof by TPL to any Person.

4.7 Litigation. Except as disclosed on Schedule 4.7 (i) there are no Proceedings pending or, to the knowledge of TPL, threatened, against or by TPL or the MSD Patents or which seek to enjoin or rescind the transactions contemplated by this Agreement, nor, to the knowledge of TPL, is there any valid basis for any such Proceedings; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority naming TPL as an affected party or otherwise affecting the MSD Patents or the performance by TPL of the transactions contemplated by this Agreement, nor, to the knowledge of TPL, is there any valid basis for any such order, judgment or decree.

4.8 Advisory Fees. Except as set forth on Schedule 4.8, there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of TPL who is entitled to any fee, commission or reimbursement of expenses from TPL, Patriot or any of their respective Representatives upon consummation of the transactions contemplated by this Agreement or otherwise.

4.9 Bulk Sales. There are no bulk sales statutes or laws applicable to TPL or the MSD Patents in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MOORE

5.1 Authorization. This Agreement has been duly and validly executed by Moore and constitutes the legal, valid and binding agreement of Moore, enforceable against Moore in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.

5.2 Governmental Authorization. The execution, delivery and performance by Moore of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement.

5.3 Non-Contravention. The execution, delivery and performance by Moore of this Agreement does not: (a) contravene or constitute a default or breach under any material agreement to which Moore is a party; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Moore; or (c) result in the creation or imposition of any Lien on the MSD Patents.

5.4 Absence of Certain Changes or Events.

(a) Except as set forth on Schedule 5.4(a), as of the date hereof there has not been any change, circumstance, event or proceedings against Moore that could reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 5.4(b), and except as otherwise contemplated by or disclosed in this Agreement, Moore has not entered into any contract or agreement in respect of the MSD Patents.

5.5 Intellectual Property.

(a) Except as set forth on Schedule 5.5(a), Moore owns exclusively all right, title and interest in and to the MSD Patents, free and clear of any and all Liens, encumbrances or other adverse ownership claims, and Moore has not received any notice or claim challenging Moore’s ownership of the MSD Patents or suggesting that any Person, other than TPL and Moore, has any claim of legal or beneficial ownership with respect thereto, nor, to Moore’s knowledge, is there a reasonable basis for any claim that Moore does not have such good and valid title to the MSD Patents.

(b) To the knowledge of Moore, the MSD Patents are valid, enforceable and subsisting. Except as disclosed on Schedule 5.5(b), Moore has not received any notice or claim challenging or questioning the validity or enforceability of the MSD Patents or indicating an intention on the part of any Person to bring a claim that the MSD Patents are invalid or unenforceable or have been misused, and to Moore’s knowledge no reasonable basis exists for any such claim.

(c) To the knowledge of Moore (i) Moore has not taken any action or failed to take any action (including the manner in which it has conducted his business, or used or enforced, or failed to use or enforce, the MSD Patents) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of the MSD Patents and (ii) Moore has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to the MSD Patents.

(d) To the knowledge of Moore, none of the activities or operations of Moore with respect to the MSD Patents infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of any rights, interests, or property of any third party. Moore has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor, to Moore’s knowledge, is there any reasonable basis therefor. The MSD Patents are not subject to any outstanding order, judgment, decree or stipulation restricting the use, sale, transfer, assignment or licensing thereof by Moore to any Person.

5.6 Litigation. Except as disclosed on Schedule 5.6 (i) there are no Proceedings pending or, to the knowledge of Moore, threatened, against or by Moore or the MSD Patents or which seek to enjoin or rescind the transactions contemplated by this Agreement, nor, to the knowledge of Moore, is there any valid basis for any such Proceedings; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority naming Moore as an affected party or otherwise affecting the MSD Patents or the performance by Moore of the transactions contemplated by this Agreement, nor, to the knowledge of Moore, is there any valid basis for any such order, judgment or decree.

5.7 Advisory Fees. Except as set forth on Schedule 5.7, there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Moore who is entitled to any fee, commission or reimbursement of expenses from Patriot, TPL or any of their respective Representatives upon consummation of the transactions contemplated by this Agreement or otherwise.

ARTICLE VI
COVENANTS OF PATRIOT

6.1 Court Approval of Stipulated Final Judgment. Patriot shall use its reasonable best efforts to obtain court approval of the Stipulated Final Judgment as soon as possible after the date hereof.

6.2 Retention of Rights; No Action With Respect to the MSD Patents. Patriot and TPL shall retain all of their respective rights with respect to the MSD Patents, except those rights to the MSD Patents transferred by Patriot and TPL to P-Newco pursuant to the Newco Licenses and the Merger Agreement. From the date hereof until the termination of the Commercialization

Agreement, neither Patriot nor any of its Representatives shall take any action with respect to those matters concerning which TPL is authorized to act on behalf of the parties pursuant to the Commercialization Agreement and the Grant referred to therein, including, but not limited to, contacting, pursuing litigation against, or entering into discussions or negotiations with potential infringers, entering into license agreements, settlement agreements, or other similar agreements with respect to the MSD Patents, or selling or otherwise transferring any interest in the MSD Patents. Notwithstanding the foregoing, subject to Section 7.7, Patriot shall be entitled to take all actions contemplated by Section 7.1 of this Agreement. From the termination of the Commercialization Agreement until one year from the date thereof, Patriot shall not contact or enter into discussions or negotiations with, or enter into license agreements, settlement agreements, or other similar agreements with respect to the MSD Patents, or pursue any litigation or other dispute resolution involving claims related to the MSD Patents with regard to any potential licensee with whom TPL is engaged in active negotiations at the time of the termination of the Commercialization Agreement and identified in writing by TPL within five (5) days after such termination.

ARTICLE VII
COVENANTS OF ALL PARTIES

7.1 Protection and Maintenance of the MSD Patents. Subject to Section 7.7, Patriot, TPL and Moore, as well as each of Patriot’s and TPL’s appointees to P-Newco’s Management Committee, shall use their respective best efforts to protect and maintain the MSD Patents, including taking all actions necessary to maintain the effectiveness of the MSD Patents.

7.2 Commercialization Program.

(a) From the date hereof, TPL shall use its commercially reasonable best efforts to pursue the commercialization program on behalf of P-Newco, substantially in the manner contemplated by the Commercialization Agreement, with all proceeds therefrom to be allocated among the parties consistent with the terms of the Commercialization Agreement and the Operating Agreement, and Patriot and Moore shall provide all reasonable assistance and cooperation with respect thereto.

(b) Upon receipt of any proceeds in connection with TPL’s commercialization efforts pursuant to Section 7.2(a) between the date hereof and the earlier of (i) the Termination Date and (ii) the Closing, TPL shall cause all Net Cash Proceeds generated as a result thereof to be paid to P-Newco at the Closing to be retained and/or distributed by P-Newco pursuant to the terms of the Operating Agreement.

(c) From the date hereof until the earlier of (i) the Termination Date and (ii) the Closing, TPL agrees to provide Patriot prompt notice upon (A) execution of any agreements relating to the MSD Patents, and (B) receipt by P-Newco of any funds therefrom.

7.3 Further Assurances. TPL, Patriot and Moore agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

7.4 Certain Filings. TPL and Patriot shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

7.5 Notification. Patriot, TPL and Moore will promptly:

(a) notify the other parties in writing if it or he becomes aware of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(b) notify the other parties in writing of the commencement of any Proceeding by or against it or him, or of becoming aware of any claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could be expected to result in a Proceeding by or against it or him; and

(c) notify the other parties in writing of the occurrence of any breach by it or him of any representation or warranty, or any covenant or agreement, contained in this Agreement.

7.6 Public Announcements. From the date hereof until the earlier of the Termination Date or the termination of the Commercialization Agreement, TPL and Patriot agree to consult with each other before (a) issuing any press release, (b) making any public statement with respect to this Agreement or the transactions contemplated hereby (including, without limitation, with respect to the consideration to be paid pursuant to this Agreement or any license agreement pursuant to the Commercialization Agreement), or (c) making any SEC filing, and, except as may be required by Applicable Law, will not issue any such press release or public statement without the prior consent of the other party hereto. In the event a party determines that a public statement is required by Applicable Law, prior to making such statement or filing it shall provide to the other party a copy of such proposed statement or filing at least two Business Days prior to making such statement or filing and shall make such changes as may be reasonably requested by the other party. With respect to any SEC filing pursuant to Patriot’s obligations under the Exchange Act or otherwise, Patriot shall give TPL at least five Business Days advance notice of such filing (except to the extent compliance with applicable law shall require a shorter period of advance notice), and shall provide TPL a copy of the proposed filing for TPL’s review and comment, including all exhibits thereto, for purposes of determining whether to make a confidential treatment request with respect to any exhibit related to the transactions contemplated by this Agreement. Patriot agrees to make all requests for confidential treatment reasonably requested by TPL and consult with TPL regarding the requirement to make such a filing. Notwithstanding the foregoing, the parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their Representatives in connection with or related to the transactions contemplated by this Agreement.

7.7 No Interference. From the date hereof through the earlier of the Termination Date or the termination of the Commercialization Agreement, Patriot, Moore and P-Newco shall each avoid and refrain from any and all activity of any kind or nature which may impede, impair, frustrate or otherwise interfere with the activities of TPL in the execution of the commercialization program contemplated by the Commercialization Agreement, and shall:

(a) Exert their respective reasonable best efforts to impose the covenants of this Agreement, the Commercialization Agreement, and the transactions contemplated hereby and thereby on their respective affiliates or Representatives; and

(b) Be responsible hereunder for each and every failure in the good and faithful performance of this Agreement and the Commercialization Agreement by themselves and/or their respective affiliates or Representatives (other than TPL).

7.8 No Transfer. From the date hereof until one year after the termination of the Commercialization Agreement, with the exception of the agreements and transactions entered into pursuant to the commercialization program contemplated by the Commercialization Agreement, Patriot, P-Newco, TPL and Moore shall not transfer, assign, license, or otherwise convey any interest in, or grant any security interest with respect to, any portion of their interest in the MSD Patents without the written consent of all parties hereto, other than to entities which (a) are owned and controlled by the transferring Person and (b) agree to be bound by this Section 7.8, or (c) in the case of Moore, pursuant to a living trust, will or other estate planning device, or via intestate succession, provided however that any transferee of Moore’s interest in the MSD Patents under this Section 7.8(c) shall agree to be bound by this Section 7.8. Any transfer pursuant to this Section 7.8 shall be subject to existing licenses in respect of the MSD Patents.

7.9 Litigation Cooperation. Patriot, P-Newco and Moore agree to cooperate in any litigation with respect to the MSD Patents, including providing any reasonable assistance in connection with such litigation or joining as a party thereto, as requested by TPL.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1 Conditions to Obligations of Each Party. The obligations of each of TPL and Patriot to consummate the Closing are subject to the satisfaction of each of the following conditions:

(a) The transactions contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transactions contemplated by this Agreement, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority).

(b) Patriot, TPL and Moore shall have agreed on and selected the Independent Manager (as defined in the Operating Agreement) for P-Newco, and the first Annual Business Plan for P-Newco shall have been approved.

(c) Intel shall have disbursed to the Escrow Account all unpaid Milestone Payments (as defined in the Intel Patent License Agreement) set forth in Section 3.2 of the Intel Patent License Agreement.

8.2 Conditions to Obligations of TPL. The obligations of TPL to consummate the Closing are subject to the satisfaction of each of the following conditions:

(a) (i) Patriot shall have complied with, performed and satisfied each of its agreements and covenants contained herein and required to be performed and satisfied by it on or prior to the Closing, (ii) each of the representations and warranties of Patriot contained in this Agreement, or in any certificate or document delivered to TPL pursuant hereto, shall have been true and correct in all material respects when made and shall contain no misstatement or omission that would make any such representation or warranty materially misleading when made and shall be true and correct in all material respects on, and contain no misstatement or omissions that would make any such representation or warranty materially misleading at and as of the Closing with the same force and effect as if made as of the Closing except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), and (iii) TPL shall have received certificates signed by a duly authorized executive officer of Patriot to the foregoing effect and to the effect that the conditions specified within this Section 8.2 have been satisfied.

(b) This Agreement, the Escrow Agreement, the Merger Agreement, the Operating Agreement, the Commercialization Agreement, the Warrant, the Registration Rights Agreement, and the Stipulated Final Judgment shall have been executed and delivered by Patriot, Moore and P-Newco, as applicable.

(c) The Stipulated Final Judgment shall have been executed by Patriot and delivered to TPL, with such changes as may be requested by the court.

(d) The Trade Secrets Litigation shall have been dismissed without prejudice.

8.3 Conditions to Obligations of Patriot. The obligations of Patriot to consummate the Closing are subject to the satisfaction of each of the following conditions:

(a) (i) TPL shall have complied with, performed and satisfied each of its agreements and covenants contained herein and required to be performed and satisfied by it on or prior to the Closing, (ii) each of the representations and warranties of TPL contained in this Agreement, or in any certificate or document delivered to Patriot pursuant hereto, shall have been true and correct in all material respects when made and shall contain no misstatement or omission that would make any such representation or warranty materially misleading when made and shall be true and correct in all material respects on, and contain no misstatement or omissions that would make any such representation or warranty materially misleading at and as of the Closing with the same force and effect as if made as of the Closing except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), and (iii) Patriot shall have received certificates signed by a duly authorized executive officer of TPL to the foregoing effect and to the effect that the conditions specified within this Section 8.3 have been satisfied.

(b) This Agreement, the Escrow Agreement, the Merger Agreement, the Operating Agreement, the Commercialization Agreement, and the Stipulated Final Judgment shall have been executed and delivered by TPL, Moore and P-Newco, as applicable.

(c) The Infringement Litigation involving Intel and Patriot shall have been dismissed with prejudice.

ARTICLE IX
INDEMNIFICATION
9.1 Patriot Agreement to Indemnify. Patriot shall indemnify and hold harmless TPL and Moore and their respective affiliates and Representatives (collectively, the “TPL Indemnitees”) in respect of any and all Damages which any of the TPL Indemnitees may incur or sustain, or to which any of the TPL Indemnitees may be subjected, as a result of:

(a) any inaccuracy or misrepresentation in or breach of any representation or warranty contained in this Agreement;

(b) any breach by Patriot of any covenant or agreement to be performed by Patriot;

(c) any Proceeding brought by any Person, based upon or arising from actions of Patriot prior or subsequent to the date hereof, including without limitation: (i) any public disclosure made by Patriot, or any omission by Patriot to disclose, in any filing with the SEC, press release, prospectus or any oral or written communication; (ii) any alleged breach by Patriot or any of Patriot’s officers, directors, employees or agents of any duty to holders of Patriot Common Stock or any other Patriot securities, or right or agreement to purchase Patriot Common Stock or any other Patriot securities; or (iii) any actions of Patriot or any predecessor in interest to Patriot with respect to the MSD Patents (or any actual or alleged agreement pertaining thereto); provided, however, that this Section 9.1(c) shall not apply to Proceedings related to actions taken by Patriot in good faith pursuant to this Agreement and the agreements contemplated hereby;

(d) any Proceeding brought by any current or former affiliate, Representative, stockholder, creditor or stakeholder of Patriot based upon or arising from the negotiation or consummation of the transactions contemplated by this Agreement, including without limitation any action brought by Russell Fish, the law firm of Beatie & Osborn LLP or any of its partners, members, associates, or employees, Russell H. Beatie, Daniel A. Osborn, John E. Lynch or Willis E. Higgins; or

(e) any Taxes of Patriot.

9.2 TPL Agreement to Indemnify. TPL shall indemnify and hold harmless Patriot and its Representatives (collectively, the “Patriot Indemnitees“) in respect of any and all Damages which any of the Patriot Indemnitees may incur or sustain, or to which any of the Patriot Indemnitees may be subjected, as a result of:

(a) any inaccuracy or misrepresentation in or breach of any representation or warranty contained in this Agreement;

(b) any breach by TPL of any covenant or agreement to be performed by TPL;

(c) any Damages in connection with any Proceeding brought by any Person, other than Patriot’s current or former Representatives, based upon or arising from actions of TPL prior or subsequent to the date hereof, including without limitation, any actions of TPL or any predecessor in interest to TPL with respect to the MSD Patents (or any actual or alleged agreement pertaining thereto); provided, however, that this Section 9.2(c) shall not apply to Proceedings related to actions taken by TPL in good faith pursuant to this Agreement and the agreements contemplated hereby; or

(d) any Taxes of TPL.

9.3 Moore Agreement to Indemnify. Moore shall indemnify and hold harmless Patriot and TPL and their respective affiliates or Representatives (collectively, the “Patriot/TPL Indemnitees”) in respect of any and all Damages which any of the Patriot/TPL Indemnitees may incur or sustain, or to which any of the Patriot/TPL Indemnitees may be subjected, as a result of:

(a) any inaccuracy or misrepresentation in or breach of any representation or warranty contained in Article V of this Agreement; or

(b) any breach by Moore of any covenant or agreement to be performed by Moore.

9.4 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained in this Agreement and all claims of any TPL Indemnitee or Patriot Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the Closing and all due diligence performed by the respective parties.

9.5 Claims for Indemnification. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert all reasonable defenses to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the thirty (30) calendar day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have thirty (30) calendar days following its receipt of such notice either (a) to acquiesce in such claim and the responsibility to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article IX by giving such Indemnitee written notice of such acquiescence or (b) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have acquiesced in such claim and the responsibility to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article IX.

9.6 Defense of Claims. In connection with any claim which may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such claim or Proceeding if the Indemnifying Party with respect to such claim or Proceeding acknowledges to the Indemnitee the Indemnitee’s right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provide assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely. The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps reasonably necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Party shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.6, the Indemnifying Party shall not (without the written consent of each Indemnitee) consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, unless such settlement or order shall provide for the unconditional release of all Indemnitees. If the Indemnifying Party has so elected to assume the defense, each Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Representatives to, cooperate fully with the Indemnifying Party in the defense of any claim or Proceeding being defended by the Indemnifying Party pursuant to this Section 9.6. If the Indemnifying Party does not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.6, such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate, provided that the Indemnitee may not settle such claim or Proceeding without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and provided further that the Indemnifying Party shall be obligated to pay Indemnitee’s attorneys’ fees and costs promptly as they are incurred in the defense of such claim or Proceeding.

ARTICLE X
TERMINATION

10.1 Grounds for Termination. This Agreement may be terminated (except as set forth in Section 10.2) and the transactions contemplated hereby abandoned at any time prior to the Closing (the “Termination Date”):

(a) by mutual written agreement of TPL and Patriot;

(b) by TPL upon written notice to Patriot of any one or more inaccuracies or misrepresentations in or breaches of the representations or warranties made by Patriot contained herein which have had or, if not cured prior to the Closing Date could be reasonably expected to have, a Material Adverse Effect when taken into account with all other uncured inaccuracies or misrepresentations in or breaches of such representations or warranties; provided, however, that a termination pursuant to this clause (b) shall become effective upon the earlier to occur of (i) fifteen (15) days after such notice with respect to such a misrepresentation or breach that is not capable of being cured on or prior to the Closing Date, or (ii) immediately prior to the Closing with respect to such a misrepresentation or breach that is capable of being cured, but is not cured, on or prior to the Closing Date;

(c) by TPL at any time upon written notice to Patriot of the failure by Patriot to perform and satisfy in all material respects any of its obligations under this Agreement required to be performed and satisfied on or prior to the Closing Date; provided, however, that a termination pursuant to this clause (c) shall become effective upon the earlier to occur of (i) three (3) days after such notice with respect to such a failure that is not capable of being cured on or prior to the Closing Date, (ii) fifteen (15) days after such notice with respect to such a failure that is capable of being cured on or prior to the Closing Date, but is not cured, on or prior to such fifteenth (15th) day, or (iii) immediately prior to the Closing with respect to such a failure that is capable of being cured, but is not cured, on or prior to the Closing Date;

(d) by Patriot at any time upon written notice to TPL of any one or more inaccuracies or misrepresentations in or breaches of the representations or warranties made by TPL or Moore contained herein which have had or, if not cured prior to the Closing Date could be reasonably expected to have, a Material Adverse Effect when taken into account with all other uncured inaccuracies or misrepresentations in or breaches of such representations or warranties; provided, however, that a termination pursuant to this clause (d) shall become effective upon the earlier to occur of (i) fifteen (15) days after such notice with respect to such a misrepresentation or breach that is not capable of being cured on or prior to the Closing Date, or (ii) immediately prior to the Closing with respect to such a misrepresentation or breach that is capable of being cured, but is not cured, on or prior to the Closing Date;

(e) by Patriot at any time upon written notice to TPL of TPL’s failure to perform and satisfy in all material respects any of its obligations under this Agreement required to be performed and satisfied on or prior to the Closing Date; provided, however, that a termination pursuant to this clause (e) shall become effective upon the earlier to occur of (i) three (3) days after such notice with respect to such a failure that is not capable of being cured on or prior to the Closing Date, (ii) fifteen (15) days after such notice with respect to such a failure that is capable of being cured on or prior to the Closing Date, but is not cured, on or prior to such fifteenth (15th) day, or (iii) immediately prior to the Closing with respect to such a failure that is capable of being cured, but is not cured, on or prior to the Closing Date;

(f) by Patriot or TPL if the Closing shall not have been consummated by November 30, 2005; provided, however, that Patriot or TPL may not terminate this Agreement pursuant to this clause (f) if the Closing shall not have been consummated within such time period by reason of the failure of that party or any of its Representatives to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

(g) by Patriot if TPL has caused a Material Adverse Effect other than any Material Adverse Effect caused by any proceeding brought by any current or former affiliate, Representative, stockholder, creditor or stakeholder of Patriot relating to any effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions;

(h) by TPL if Patriot has caused a Material Adverse Effect; and

(i) by any party hereto if any federal, state or foreign law or regulation thereunder shall hereafter be enacted or become applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining either party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable.

The party desiring to terminate this Agreement pursuant to clauses (b) through (i) shall give written notice of such termination to the other party pursuant to Section 11.1.

10.2 Effect of Termination.

(a) If this Agreement is terminated as permitted by Section 10.1, such termination shall be without liability of any party to any other party to this Agreement except as hereinafter expressly provided in this Section 10.2.

(b) If such termination shall result from the willful failure of Patriot to fulfill a condition to the performance of the obligations of TPL, the willful failure of Patriot to perform a covenant contained in this Agreement or a willful breach by Patriot of its representations and warranties contained in this Agreement, Patriot shall be fully responsible for all Damages incurred by TPL as a result of such failure or breach by Patriot.

(c) If such termination shall result from the willful failure of TPL to fulfill a condition to the performance of the obligations of Patriot, the willful failure of TPL to perform a covenant contained in this Agreement or a willful breach by TPL of its representations and warranties contained in this Agreement, TPL shall be fully responsible for all Damages incurred by Patriot as a result of such failure or breach by TPL.

(d) If such termination shall result for any reason other than (i) the willful failure of Patriot to fulfill a condition to the performance of the obligations of TPL; (ii) the willful failure of Patriot to perform a covenant contained in this Agreement; or (iii) the willful breach by Patriot of its representations and warranties contained in this Agreement, Patriot shall be entitled to one-half of the Net Cash Proceeds generated by TPL from the period beginning from the date hereof and ending on the date this Agreement is terminated. It is expressly agreed and understood that Patriot shall not be entitled to any of the Milestone Payments (as such term is defined in the Intel Patent License Agreement), which shall only be distributed pursuant to the terms of the Escrow Agreement. TPL shall pay Patriot, by wire transfer in immediately available funds, to the account set forth on Exhibit E of the Escrow Agreement, such funds within the later of (A) five (5) days after the termination of this Agreement and (B) sixty (60) days of receipt thereof by TPL.

(e) The provisions of Article IX, as well as Sections 7.6, 11.1, 11.5, 11.9, 11.13 and 11.14 and this Section 10.2 shall survive any termination of this Agreement pursuant to this Article X, and each party hereto shall be fully responsible for any breach of any such provision, whether or not such breach occurs prior to the termination of this Agreement. In addition, the parties expressly agree that the Stipulated Final Judgment is severable and has significance independent of this Agreement and any other agreements and transactions contemplated hereby and thereby, and as such shall not be affected or disturbed by the Termination of this Agreement.

ARTICLE XI
MISCELLANEOUS
11.1 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by fax, once such notice or other communication is transmitted to the fax number specified below and the appropriate answer back or telephonic confirmation is received, provided that a copy of such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above or (d) of this Section 11.1, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Patriot:

Patriot Scientific Corporation
10989 Via Frontera
San Diego, CA 92127
Attn: President
Fax: (858) 674-5004

with a copy to:

Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, CA 92101
Attn: Otto E. Sorensen, Esq.
Fax: (619) 232-8311

If to TPL:

Technology Properties Limited Inc.
P.O. Box 20250
San Jose, CA 95160
Attn: Daniel E. Leckrone, Chairman
Fax: (408) 296-6637

with a copy to:

Gibson, Dunn & Crutcher LLP
333 S. Grand Avenue
Los Angeles, California 90071
Attn: Andrew E. Bogen, Esq.
Fax: (213) 229-6159

If to Moore:

Charles H. Moore
40 Cedar Lane
P.O. Box 127
Sierra City, CA 96125
Fax: (413) 714-5590

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

11.2 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that any amendment or waiver to Section 11.9, Section 11.13, Section 11.14 or this Section 11.12(a) or any other amendment or waiver with respect to this Agreement of the agreements referenced herein that adversely affects Intel shall be effective only if such written amendment or waiver also has been executed and delivered by Intel.

(b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.3 Expenses. All costs and expenses incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

11.5 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of California.

11.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by fax or other similar means, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

11.7 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference and the other agreements executed simultaneously herewith) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.8 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

11.9 Severability. The failure of any provision of this Agreement by virtue of its being construed as invalid or otherwise unenforceable shall render the entire Agreement cancelable at the option of the party asserting the enforceability of the said provision. Notwithstanding the foregoing, the parties expressly agree that the Stipulated Final Judgment, Section 11.2(a), Section 11.13 and Section 11.14 are severable and have significance independent of this Agreement and any other agreements and transactions contemplated hereby and thereby, and as such shall not be affected or disturbed by the invalidity, illegality or unenforceability of any such provision or provisions or of the entirety of any such agreements.

11.10 Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has beached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

11.11 Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.12 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the agreements contemplated hereby, will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief without bond by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

11.13 Third-Party Beneficiaries. Except as specifically provided in (a) Article IX with respect to indemnification provided to the Indemnitees identified therein, and (b) Section 11.14, no provision of this Agreement shall create any third-party beneficiary rights in any Person, including any employee or former employee of Patriot or any Representative thereof (including any beneficiary or dependent thereof). Each of Intel and its present, former and future direct and indirect distributors of Intel Licensed Products (collectively, the “Intel Parties”) shall be an express, intended third-party beneficiary of Section 11.2(a), Section 11.9 and Section 11.14.

11.14 No Liability of Intel. Upon payment by Intel of all of the unpaid Milestone Payments provided for at Section 3.2 of the Intel Patent License Agreement to the account designated at Exhibit A to the Escrow Agreement attached hereto as Exhibit E, each of Intel and the Intel Parties shall be forthwith and without further or other action of any kind by anyone, released from all potential liability with respect to Intel Licensed Products and based upon the rights of Patriot in and to the Core Patents (as described in the Intel Patent License Agreement). It is the intention of the parties to this Agreement in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified in this Section 11.14. In furtherance of this intention, each of the parties to this Agreement hereby expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the California Civil Code (or any similar provision of any other applicable law) and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those related to any other claims, demands and causes of action hereinabove specified. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each of the parties to this Agreement acknowledges that it or he may hereafter discover claims or facts in addition to or different from those which it or he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this release. Nevertheless, each of the parties to this Agreement hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. Each of the parties to this Agreement acknowledges that it or he understands the significance and consequence of the release set forth in this Section 11.14 and such specific waiver of Section 1542 (and any other similar provisions of any other applicable laws).

For the avoidance of doubt, the releases provided for in this Section 11.14 shall extend solely to the use and practice of the Core Patents with respect to Intel Licensed Products.

11.15 No Punitive, Exemplary, or Consequential Damages. Except as expressly set forth herein, the parties hereto understand and agree that under no circumstances shall punitive, exemplary or consequential damages be available to any party for breach of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PATRIOT SCIENTIFIC CORPORATION, a
Delaware corporation

By: ___________________________________________
Name: _________________________________________
Title: __________________________________________

TECHNOLOGY PROPERTIES LIMITED INC., a
California corporation

By: ___________________________________________
Name: _________________________________________
Title: __________________________________________

CHARLES H. MOORE, an individual

______________________________________________

EXECUTION COPY

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), dated as of June 7, 2005, is by and among Patriot Scientific Corporation, a Delaware corporation (“Patriot”), Technology Properties Limited Inc., a California corporation (“TPL”), and Premier Trust, Inc., a Nevada corporation (the “Escrow Agent”).

RECITALS

WHEREAS, concurrently herewith Patriot, TPL and Charles H Moore have executed delivered that certain agreement dated as of June 7, 2005 (the “Master Agreement”);

WHEREAS, the parties hereto desire to enter into this Agreement to facilitate the transaction contemplated by the Master Agreement; and

WHEREAS, the Escrow Agent is willing to act as escrow agent pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties agree as follows:

1. Delivery of Escrowed Cash. As soon as practicable, Patriot and TPL shall direct Intel Corporation to deliver by wire transfer in immediately available funds to the account set forth on Exhibit A hereto all of the unpaid Milestone payments (as defined in the Intel Patent License Agreement) pursuant to Section 3.2 of the Intel Patent License Agreement (the “Escrowed Cash”). The Escrow Agent agrees to hold and safeguard the Escrowed Cash during the Escrow Period in accordance with this Agreement, separate and apart from the Escrow Agent’s assets.

2. Investment of Escrowed Cash. During the Escrow Period, the Escrow Agent will hold and maintain the Escrowed Cash in an interest bearing deposit account at Torrey Pines Bank. Upon any distribution to Patriot or TPL pursuant to Section 4 below, Patriot or TPL, as the case may be, shall be entitled to receive interest earned on such amount to the date of disbursement. All other interest earned by the investment of the Escrowed Cash shall be the joint property of TPL and Patriot in equal parts, payable by the Escrow Agent to TPL and Patriot in equal parts upon the expiration of the Escrow Period (as defined below).

3. Escrow Period. The period of Escrow (the “Escrow Period”) shall begin on the date hereof and end at the earliest of (a) the Closing; or (b) the Termination Date.

4. Escrow Disbursements. The Escrow Agent shall deliver the Escrowed Cash as follows:

(a) Immediately upon receipt of the Escrowed Cash, $*** to TPL in immediately available funds to the account set forth on Exhibit B hereto.

(b) Immediately after the disbursement pursuant to subsection (a) above, $*** to Relational Advisors in immediately available funds to the account set forth on Exhibit C hereto.

(c) Immediately after the disbursement pursuant to subsection (a) above, $*** to Gibson, Dunn & Crutcher LLP in immediately available funds to the account set forth on exhibit D hereto.

(d) Upon the execution and delivery by Patriot of the Stipulated Final Judgment, $6,672,349 to Patriot by wire transfer in immediately available funds, to the account set forth on Exhibit E hereto.

(e) At the Closing, $2,327,651 to the Patriot Rights Holders set forth on Exhibit F hereto, by wire or check, as indicated, in the amounts and to the addresses or accounts appearing next to their names.

(f) At the Closing, $4,000,000 to P-Newco in immediately available funds to the account set forth on Exhibit G hereto, or, in the event that the advance to TPL pursuant to Section 4(g) has been disbursed, then $2,000,000 to P-Newco in immediately available funds to the account set forth on Exhibit E hereto.

(g) If the Closing has not already occurred, then sixty (60) days after the execution hereof, $2,000,000 to TPL by wire transfer in immediately available funds to the account set forth on Exhibit B hereto, as an advance of the working capital amounts contemplated by Section 4.3 of the Commercialization Agreement.

(h) Upon the Termination Date:

(1) $1,000,000, plus all interest earned on such amount to date, to TPL immediately available funds to the account set forth on Exhibit B hereto;

(2) $1,327,641, plus all interest earned on such amount to date, to Patriot in immediately available funds to the account set forth on Exhibit E hereto;

(3) $2,000,000, plus all interest earned on such amount to date, to TPL in immediately available funds to the account set forth on Exhibit B hereto or, in the event that advance to TPL pursuant to Section 4(g) has been disbursed, then $1,000,000, plus all interest earned on such amount to date, to TPL in immediately available funds to the account set forth on Exhibit B hereto;

(4) $2,000,000, plus all interest earned on such amount to date, to Patriot in immediately available funds to the account set forth on Exhibit E hereto or, in the event that the advance to TPL pursuant to Section 4(g) has been disbursed, then $1,000,000, plus all interest earned on such amount to date, to Patriot in immediately available funds to the account set forth on Exhibit E hereto.

5. Fees and Expenses of Escrow Agent. The Escrow Agent’s fee shall be $500, plus $25 per disbursement pursuant to Section 5, plus actual costs incurred by the Escrow Agent in the performance of its obligations hereunder, including without limitation the costs associated wiring the funds and other administrative costs (the “Escrow Fee”). Each of Patriot and TPL agree to pay the Escrow Agent one-half of the Escrow Fee.

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6. Liabilities and Duties of Escrow Agent.

(a) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and the Escrow Agent shall have no implied duties and shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

(b) Patriot and TPL will indemnify the Escrow Agent for, arid hold it harmless against, any loss, liability or expense, including but not limited to, reasonable attorneys’ fees, occurred without gross negligence, bad faith, or willful misconduct on the part of the Escrow Agent arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement.

(c) The Escrow Agent shall be fully protected in acting and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to be genuine and duly authorized and to have been signed or presented by the proper party.

(d) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of a court of law of competent jurisdiction. In the event the Escrow Agent obeys or complies with any such order, judgment, or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, or decree being subsequently reversed, modified, annulled, set aside, aside, vacated, or found to have been entered without jurisdiction or proper authority.

(e) The Escrow Agent shall not be liable for the expiration of any rights under the statute of limitations with respect to this Agreement.

(f) If any dispute or controversy arises between the parties to this Agreement the matters set forth in this Agreement, the Escrow Agent shall not be required to determine or decide the dispute or controversy or to take any action regarding the same. The Escrow Agent may in such event hold the Escrowed Cash in the Escrow Account and may wait for the settlement of any such dispute or controversy through appropriate final legal proceedings. Furthermore, the Escrow Agent may, in its good faith discretion after seeking advice of counsel, file an action of interpleader requiring the parties to answer and litigate any claims or rights among themselves. In connection with the interpleader proceeding, the Escrow Agent is authorized to deposit with the clerk or other authorized agent of the court the Escrowed Cash. Upon initiating the interpleader proceeding, the Escrow Agent shall be fully released and discharged from any obligations with respect to the documents, cash or other matters subject or relating to the dispute or controversy.

(g) The Escrow Agent may resign at any time upon at least 30 days written of notice to each Patriot and TPL; provided, however, that no such resignation shall become effective until a successor escrow agent has been appointed by the Escrow Agent, subject to the approval of each of Patriot and TPL, which approval shall not be unreasonably withheld. The escrow agent shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed the Escrow Agent hereunder and without further acts shall be vested with all the Escrowed Cash, as well as all the rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. Thereafter (and upon the delivery of all of the Escrow Cash to the successor escrow agent), the predecessor Escrow Agent shall be discharged any further duties and liabilities under this Agreement.

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7. Notices. All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by fax, once such notice or other communication is transmitted to the fax number specified below and the appropriate answer back or telephonic confirmation is received, provided that a copy of such notice or other Communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) of this Section 7, or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Patriot:

Patriot Scientific Corporation
10989 Via Frontera
San Diego, CA 92127
Attn: President
Fax: (858) 674-5004

with a copy to:

Otto E. Sorensen, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, CA 92101
Attn: Otto E. Sorensen, Esq.
Fax: (619) 232-8311

If to TPL:

Technology Properties Limited Inc.
P.O. Box 20250
San Jose, CA 95160
Atm: Daniel E. Leckrone, Chairman
Fax: (408) 296-6637

with a copy to:

Gibson, Dunn & Crutcher LLP
333 S. Grand Avenue
Los Angeles, California 90071
Attn: Andrew E. Bogen, Esq.
Fax: (213) 229-6159

4

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.

8. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9. Expense. Except as provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

10. Successors and Assign. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder lout the prior written approval of each other party.

11. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Delaware.

12. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by fax, each of which shall be an original, with the effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

13. Entire Agreement. This Agreement (including the other agreements executed simultaneously herewith arid all Schedules and Exhibits thereto and hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

14. Captions The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to a Section include all subparts thereof.

5

15. Third-Party Beneficiaries. No provision of this Agreement shall create any third-party beneficiary rights in any Person (as defined in the Master Agreement).

16. No Punitive, Exemplary, or Consequential Damages. The parties hereto expressly understand and agree that under no circumstances shall punitive, exemplary, or consequential damages be available to any party for breach of this Agreement.

[signature page follows]

6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PATRIOT SCIENTIFIC CORPORATION,
a Delaware corporation

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

TECHNOLOGY PROPERTIES LIMITED INC.,
a California corporation

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

PREMIER TRUST, INC.,
a Nevada corporation

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

7

Exhibit A

Escrow Agent’s Wire Transfer Information

Torrey Pines Bank
12220 El Camino Real
San Diego, CA 92130
ABA/Routing Number: 122243635
Beneficiary Account Name: Premier Trust, Inc., Escrow Agent for Technology
Properties Limited et al.
Beneficiary Account Number: ***

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Exhibit B

TPL’s Wire Transfer Information

Acct Name: Technology Properties Limited II
Acct No: ***
Bank Name: San Jose National Bank
1 North Market Street
San Jose, CA 95113
ABA No: 121139216
Contact: Lisa Valles, Manager
Wire Transfer Dept
408-496-4880

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Exhibit C

Relational Advisors’ Wire Transfer Information

Wells Fargo Bank for the benefit of:
Relational Advisors LLC
Account # ***
ABA #: 121-000-248
Attn: Michael Morgan

10

Exhibit D

Gibson, Dunn & Crutcher’s Wire Transfer Information

Wells Fargo Bank
333 South Grand Avenue
Los Angeles, CA. 90071-1515
Name of account: Gibson, Dunn & Crutcher LLP
Account No: ***
ABA No: 121000248
Attn: Julie Saavedra
Telephone: (213) 253-6146
Fax: (213)628-1415

11

Exhibit E

Patriot’s Wire Transfer Information

Silicon Valley Bank, San Jose
Routing #: 121140399
For credit of: Patriot Scientific Corporation
Credit Account #: ***

12

Exhibit F

Patriot Rights Holders

Lincoln Ventures, LLC	Chase Manhattan Bank NYC
$993,305 (wire transfer)	ABA 021 000 021
FBO: Salomon Smith Barney
a/c: ***
FFC: Lincoln Ventures, LLC
a/c: ***

Swartz Private Equity, LLC	Chase Manhattan Bank NYC
$896,346 (wire transfer)	ABA 021 000 021
FBO: Salomon Smith Barney
a/c: ***
FFC: Swartz Private Equity, LLC
a/c: ***

Wayne Opperman	Wayne Opperman
$96,000 (check)	2183 View Crest Glen
Escondido, CA 92026

James & Josephine Zolin	James & Josephine Zolin
$96,000 (check)	P.O. Box 1903
Rancho Santa Fe, CA 92067

Victor Gabourel	Victor Gabourel
$96,000 (check)	11404 Cypress Woods Dr.
San Diego, CA 92131

Richard Daniels	Richard Daniels
$60,000 (check)	4635 Lyons Dr.
La Mesa, CA 91941

Stan Caplan	Stan Caplan
$60,000 (check)	P.O. Box 880584
San Diego, CA 92168

Daniel Nunes	Daniel Nunes
$30,000 (check)	2750 Chatsworth Blvd.
San Diego, CA 92106

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Exhibit G

P-Newco’s Wire Transfer Information

14

PATENT LICENSE AGREEMENT

This PATENT LICENSE AGREEMENT (“Agreement”) is entered into by and between PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation (“Licensor”) having its principal place of business at 10989 Via Frontera, San Diego, California 92127, and INTEL CORPORATION, a Delaware corporation, located at 2200 Mission College Blvd., Santa Clara, CA 95052 (“Intel”).

RECITALS

WHEREAS, TPL Micro Ltd. Technology Properties Limited, and Charles H. Moore (the “Moore Parties”) entered into the attached Patent License Agreement with Intel dated June 28, 2004 (“Intel PLA”); and,

WHEREAS, Licensor and the Moore Parties have agreed to resolve the ownership dispute between them; and

WHEREAS, Licensor, Intel, and the Moore Parties desire to eliminate all of Intel’s potential liability with respect to all of Licenser’s rights, title and interest in all of the Core Patents; and

WHEREAS, Licensor and the Moore Parties desire to cause all unpaid Milestone Payments set forth in Section 3.2 of the Intel PLA to become immediately due and payable.

NOW, THEREFORE, in consideration of the promises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

DEFINITIONS

Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meaning assigned to them in the Intel PLA. For the avoidance of doubt, the term “License” in this Agreement shall refer to Patriot Scientific Corporation.

Article 1.  License Grant

1.1  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, perpetual, non-transferable, irrevocable, non-terminable, paid-up, royalty-free, worldwide license under the Patents to make, have made, use, lease, license, export, import, distribute, offer for sale and sell any Intel Licensed Products, and to practice, in the course of exercising any or all of the above rights as to Intel Licensed Products, any process which absent a license would infringe such Patents. The Licenses granted hereunder to Licensee shall be deemed to include all Patents which were filed prior to January 1, 2002 in which Licenser has any rights to grant a license.

1.2  Right to License. In the event Licensor does not have the right to grant a license under any particular patent right of the scope set forth herein, then the license granted herein under such patent right shall be of the broadest scope which Licensor has the right to grant. If Licensor

1

(a)  owns any rights in any Patent; or
(b)  has the right to enforce or control the enforcement of any rights in any Patent; or
(c)  can exercise any significant influence over the enforcement of any rights in any Patent but Licenser does not have the right to license those rights as broadly as set forth in Section 1.1 to Licensee hereunder (“Restricted Patent Rights”), then, if and to the extent that such Restricted Patent Rights would have been licensed to the Licensee if Licensor had the right to license such Patents;
(d)  Licenser grants to the Licensee for Intel Licensed Products an immunity from suit for infringement of such Restricted Patent Rights of a scope identical to the rights that would have been granted hereunder if Licensor has the right to license such Restricted Patent Rights;
(e)  Licensor shall not give their assent irrespective of whether that assent is required to allow a third party entity to assert the Restricted Patent Rights against the Licensed Products of the Licensee; and
(f)  Licensor agrees to indemnify arid hold harmless Licensee against any monetary compensation, including those for damages and/or royalties, paid or to be paid by Licensee as a result of actual or threatened assertion of rights by the holder of the Restricted Patent Rights against Intel Licensed Products to the extent attributable to such Restricted Patent Rights, but only to the extent that such damage and/or royalty, directly or indirectly, benefits Licenser.

1.3  Further Assurances. To the extent Licenser does not have the right to grant any or all of the license rights granted in Section 1 of this Agreement or to the extent this Agreement does not grant such license rights, Licenser hereby grants such licenses to the fullest extent of their rights under the Patents and to the fullest extent possible under the law, and shall execute whatever documents are necessary to effectuate such license grant.

1.4  “Patents” shall mean all of the patents and patent applications listed on Appendix 1, and any patent, patent application or patent right throughout the Territory including, without limitation, any provisional, divisional, continuation, continuation-in-part, substitute, renewal, reissue, extension, confirmation, reexamination or registration thereof and any patent issuing therefrom including any substitute, renewal, reissue, extension, confirmation, reexamination or registration thereof

Article 2.  Effective Date of License Grants.

2.1. The effective date of the license grant to each individual Patent licensed to Intel hereunder shall be the filing date of such Patent.

Article 3.  Consideration.

3.1  As full consideration for the rights granted by Licensor to Licensee in Article I hereunder, and notwithstanding any rights Intel may have under the Intel PLA. Intel hereby agrees that the Milestone Payments provided for under Section 32.(c) of the Intel PLA and totaling Twenty Million Dollars ($20,000,000) shall become immediately due and payable upon the execution of this Agreement by both parties. Licensor hereby acknowledges the adequacy of this consideration paid by Licensee to Licensor in consideration for the rights granted by Licensor in Article 1 hereunder, including without limitation the acceleration of payment of money from TPL Micro Ltd. to Licensor as a direct result of the acceleration of payment of the Milestone Payments by Licensee to TPL Micro Ltd.

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3.2  The payment of the Milestone Payments to TPL Micro Ltd. by Licensee pursuant to this Article 3 shall be made within five (5) business clays after Intel receives Notice of the triggering event by wire transfer to:

Torrey Pines Bank
12220 El Camino Real
San Diego, CA 92130
ABA/Routing Number: 122243635
Beneficiary Account Name: Premier Trust, Inc., Escrow Agent for
Technology Properties Limited et al.
Beneficiary Account Number: ***

Article 4.  Other Intel PLA Provisions

4.1  All provisions of Articles 4 through Article 9 are hereby incorporated herein by this reference, provided only that

(a)  Patriot Scientific Corporation shall be substituted, mutatis mutandis for the terms “Moore Parties” and “Licensor” found throughout each of those provisions of the Intel PLA;

(b)  Notices to Licensor shall be delivered to the following address or facsimile:

Patriot Scientific Corporation
10989 Via Frontera
San Diego, CA 92127
Attn: President
Fax: 858-674-5005

(c)  Section 4.3 shall be deleted in its entirety and replaced with the following:

4.3 By Licenser: Li censor represents and warrants that to the best of its information and belief, Licenser (or its predecessor in interest) is the inventor or co-inventor of all inventive or patentable subject matter that has arisen or will arise from U.S. Patent Application No. 389,334 filed on August 3, 1989 entitled High Performance, Low Cost Microprocessor Architecture” (including any related portion of SN’ 263) including without limitation the disclosed subject matter of those patents identified in Appendix I to the Patent License Agreement between TPL Micro Ltd., Technology Properties Limited, Charles H. Moore and Intel Corporation, dated, June 28, 2004, including, but not limited to, the subject matters of variable speed clocking, multiple instruction fetch, and load dependent bus timing.

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; and

(d)  Section 9.18 shall be deleted in its entirety and replaced with the following:

“Most Favored” Licensee. Except as required with respect to the licenses granted to NewCo and to TPL in conjunction with the transactions contemplated by the Master Agreement, in the event that Licensor subsequently enters into a license with a third party (the “Third Party Licensee”) for the Patents, or any portion of the Patents, on terms which are in the aggregate and comparatively less favorable to Licensor or more favorable to Licensee than the terms upon which the Moore Parties licensed the Patents to Licensee pursuant to the Intel PLA, then Licenser shall pay to Licensee the difference between (i) the consideration paid by Licensee to TPL Micro Ltd. for its license under the Patents pursuant to the Intel PLA, and (ii) the amount paid by the Third Party Licensee for its license under the Patents or any portion of the Patents. At Licensee’s request, Licensor shall make available for review by Licensee all licenses under the Patents.

Article 5.  Litigation

As soon as practicable after the execution hereof, the parties shall promptly arrange for the dismissal of the litigation currently pending between the parties in Oakland.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

INTEL CORPORATION

By:
Name:
Title:
Date: May27, 2005

PATRIOT SCIENTIFIC CORPORATION

By:
Name:
Title:
Date: May27, 2005

2005 ACKNOWLEDGED AND AGREED TO BY:

TPL MICRO LTD.

By:
Name: Daniel E. Leckrone
Title: Chairman
Date: May25, 2005

TECHNOLOGY PROPERTIES LIMITED

By:
Name: Daniel E. Leckrone
Title: Chairman
Date: May25, 2005

CHARLES H. MOORE

By:
Name: Charles H. Moore
Date: May25, 2005

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